Exhibit 99.1

Actuate Therapeutics Reports Positive Follow-Up Data from its Randomized

Controlled Phase 2 Trial Demonstrating Extended Long-Term Overall Survival

Benefit with Elraglusib Plus Chemotherapy for Metastatic Pancreatic Cancer in

Oral Presentation at ASCO GI 2026

•	Phase 2 study met its primary endpoint, demonstrating statistically significant improved overall survival with elraglusib plus gemcitabine/nab-paclitaxel versus chemotherapy alone

•	Elraglusib combination reduced the risk of death by 38% compared with gemcitabine/nab-paclitaxel alone, with increased durable survival observed beyond 24 months

CHICAGO, IL and FORT WORTH, TX, January 12, 2026 – Actuate Therapeutics, Inc. (NASDAQ: ACTU) (“Actuate” or the “Company”), a clinical-stage biopharmaceutical company focused on developing therapies for the treatment of high-impact, difficult-to-treat cancers through the inhibition of glycogen synthase kinase-3 beta (GSK-3β), today announced that new additional and promising patient survival and biomarker data from treatment with elraglusib for metastatic pancreatic cancer were featured in oral and poster presentations at the 2026 American Society of Clinical Oncology Gastrointestinal Cancers Symposium (ASCO GI) on January 9, 2026. The presentations highlighted new, expanded data from the Company’s Phase 2 clinical program (Actuate 1801-Part 3B) evaluating elraglusib in combination with gemcitabine/nab-paclitaxel (GnP), a first-line chemotherapy regimen for metastatic pancreatic cancer, providing additional evidence that suggests that elraglusib combined with GnP is associated with improved survival when compared with GnP alone.

“Pancreatic cancer continues to have a high unmet medical need, particularly at the metastatic stage,” said Dr. Devalingam Mahalingam, MD, PhD. “The results from this Phase 2 study suggest that adding elraglusib to standard gemcitabine and nab-paclitaxel chemotherapy may improve survival outcomes while maintaining a manageable safety profile. The scope of this trial, which enrolled 286 patients across 60 sites in six countries, underscores the robustness of the dataset. We are grateful to the patients and their families whose participation made this research possible.”

“Metastatic pancreatic cancer remains one of the most difficult cancers to treat, with few effective first-line options,” said Dan Schmitt, Chief Executive Officer of Actuate Therapeutics. “In this randomized Phase 2 study, the addition of elraglusib to gemcitabine and nab-paclitaxel resulted in a meaningful improvement in overall survival compared with chemotherapy alone. As of November 2025, seventeen patients are still alive in the elraglusib/GnP arm, and three of them have remarkably passed the 24-month mark on first-line treatment, while no patients remain on GnP treatment alone. Current patient survival for metastatic pancreatic cancer is less than 12 months, so our findings are especially encouraging. We look forward to building from this data and continuing to advance elraglusib for patients with this devastating disease.”

Key Findings:

Efficacy: The primary efficacy endpoints were met in this study:

•	The median overall survival (OS) showed significant benefit in the elraglusib/GnP vs GnP alone arms (mOS 10.1 months vs. 7.2 months, p=0.02, HR=0.62)
•	12-month survival rate doubled to 44.4% (elraglusib/GnP) vs 22.3% (GnP)
•	24-month survival rate increased fivefold to 12.9% in the elraglusib/GnP arm compared to 2.6% in the GnP arm, emphasizing the potential for long-term clinical benefit.

Safety: The safety and tolerability profile of elraglusib was consistent with previously reported data at the 9.3 mg/kg dose, and no new safety signals were identified:

•	Serious TEAE were similar between the elraglusib/GnP (56.1%) and the GnP alone arm (56.4%),
•	TEAE resulting in death were similar between treatment arms: elraglusib/GnP (12.3%) and GnP alone (16.7%)
•	Grade-3 or higher TEAE leading to stoppage of any study drug: elraglusib/GnP (16.8%) and GnP alone (21.8%)

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Genomic biomarkers: Several mutations commonly associated with pancreatic cancer were identified as potential predictive biomarkers of overall survival in the elraglusib/GnP arm, but not in the GnP-alone arm. Actionable mutations like KRAS or ARID1A could suggest novel drug combinations for future clinical studies.

Immunological biomarkers: The percentage of CD8+ and Granzyme B+ cells, as well as NK cells, was increased in tumors obtained from elraglusib/GnP-treated patients but not in GnP-treated patients, suggesting that combination therapy may potentiate improved anti-tumor immune response.

Oral Presentation

Title: Results from the randomized Phase 2 study (1801 Part 3B) of elraglusib plus gemcitabine/nab-paclitaxel (GnP) versus GnP in previously untreated metastatic pancreatic ductal adenocarcinoma (mPDAC).
Abstract: 653
Session: Rapid Oral Abstract Session B: Cancers of the Pancreas, Small Bowel, and Hepatobiliary Tract
Date/Time: January 9, 2026, 4:15 PM-5:00 PM (PST)
First Author: Devalingam Mahalingam, MD, PhD, Gastrointestinal Oncologist and Professor of Medicine at Northwestern University Feinberg School of Medicine

Poster Presentation

Title: Mutational analysis and identification of potential biomarkers in patients with metastatic pancreatic cancer treated with the combination of the GSK-3 inhibitor elraglusib and gemcitabine/nab-paclitaxel in the 1801 Part 3β Phase 2 study.
Abstract: 761
Poster Bd: L5
Session: Poster Session B: Cancers of the Pancreas, Small Bowel, and Hepatobiliary Tract
Date/Time: January 9, 2026, 11:30 AM-1:00 PM; 5:00 PM-6:00 PM (PST)
First Author: Andrey Ugolkov, MD, PhD, Senior Director, Clinical Science at Actuate Therapeutics

About Actuate-1801 Part 3B Study

The Actuate-1801 Part 3B study (NCT03678883) is a randomized, controlled Phase 2 trial of elraglusib with GnP versus GnP alone in first-line mPDAC. The trial enrolled 286 mPDAC patients with no prior systemic treatment for metastatic disease, who were randomized 2:1 to the elraglusib treatment arm (elraglusib/GnP) or the control arm (GnP alone). Elraglusib is administered at a dose of 9.3 mg/kg by IV infusion on Day 1 of each week of a 28-day cycle. The primary endpoint for this study is median overall survival, with OS summarized throughout the study by estimates of 1-year survival. Secondary endpoints are DCR, ORR, PFS, and AE.

About Actuate Therapeutics, Inc.

Actuate is a clinical-stage biopharmaceutical company focused on developing therapies for the treatment of high-impact, difficult-to-treat cancers. Actuate’s lead investigational drug, elraglusib (a novel GSK-3β inhibitor), targets molecular pathways in cancer that are involved in promoting tumor growth and resistance to conventional cancer drugs such as chemotherapy through the inhibition of nuclear factor kappa-light-chain-enhancer of activated B cells (NF-kB) and DNA Damage Response (DDR). Elraglusib may also mediate anti-tumor immunity through the regulation of multiple immune checkpoints and immune cell function.

For additional information, please visit the Company’s website at www.actuatetherapeutics.com or follow us on LinkedIn, X, and Facebook.

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Forward-Looking Statements

This press release contains forward-looking statements about us, including our and other parties’ clinical trials and development plans, and our industry. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “ongoing,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” “would,” or the negative of these terms or other comparable terminology are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. All statements, other than statements related to present facts or current conditions or of historical facts, contained in this press release are forward-looking statements. Accordingly, these statements involve estimates, assumptions, substantial risks and uncertainties which could cause actual results to differ materially from those expressed in them, including but not limited to that preliminary and unpublished data may be subject to change and further interpretation following the availability of more data or following a more comprehensive review of the data and should not be relied upon as a final analysis; clinical and preclinical drug development involves a lengthy and expensive process with uncertain timelines and outcomes, results of prior preclinical studies, early clinical trials and sub-group studies are not necessarily predictive of future results and may not correlate with improved responses, and elraglusib may not achieve positive clinical results or favorable preclinical results or receive regulatory approval on a timely basis, if at all; that we may not successfully enroll additional patients or establish or advance plans for further development, including through conversations with the FDA or EMA and the standards such bodies may impose for such development; that elraglusib could be associated with side effects, adverse events or other properties or safety risks, which could delay or preclude regulatory approval, cause us to suspend or discontinue clinical trials or result in other negative consequences; our reliance on third parties to conduct our non-clinical studies and our clinical trials; our reliance on third-party licensors and ability to preserve and protect our intellectual property rights; that we face significant competition from other biotechnology and pharmaceutical companies; our ability to fund development activities, including because our financial condition raises substantial doubt as to our ability to continue as a going concern and we require additional capital to finance our operations beyond the second quarter of fiscal year 2026, and a failure to obtain this necessary capital in the near term on acceptable terms, or at all, could force us to delay, limit, reduce or terminate our development programs, commercialization efforts or other operations. In addition, any forward-looking statements are qualified in their entirety by reference to the factors discussed under the heading “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2024, filed with the SEC on March 13, 2025, and our Quarterly Reports on Form 10-Q, and other filings with the SEC. Because the risk factors referred to above could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements made by us or on our behalf, you should not place undue reliance on any forward-looking statements. Further, any forward-looking statement speaks only as of the date on which it is made. New factors emerge from time to time, and it is not possible for us to predict which factors will arise. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Unless legally required, we do not undertake any obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

Investor Contact
Mike Moyer
Managing Director
LifeSci Advisors, LLC
mmoyer@lifesciadvisors.com

Media Contact
Ignacio Guerrero-Ros, Ph.D., or David Schull
Russo Partners, LLC
Ignacio.guerrero-ros@russopartnersllc.com
David.schull@russopartnersllc.com
(858) 717-2310 or (646) 942-5604

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